Exhibit 23.4

Consent of IBOPE Inteligência

We hereby consent to (1) the use of and all references to the name of IBOPE Inteligência and Instituto Brasileiro de Opinião Pública e Estatĺstica in the prospectus included in the registration statement on Form F-1 of DLP Payments Holdings Ltd. (the “Company”) and any amendments thereto (the “Registration Statement”); including, but not limited to, the use of the information supplied by us and set forth under the “Summary” and “Business” sections; and (2) the filing of this consent as an exhibit to the Registration Statement by the Company for the use of our date and information cited in the above-mentioned sections of the Registration Statement.

Sincerely,

By:	/s/ Cristiano Varjão
Name:	Cristiano Varjão
Title:	Diretor Executivo Corporativo

By:	/s/ Márcia Cavallari Nunes
Name:	Márcia Cavallari Nunes
Title:	Diretora Executiva

July 12, 2018